Exhibit 4.1

     WHEREAS the directors of the Company are to be compensated at an annual fee of $10,000; and

     WHEREAS the annual fees have not been paid to directors and there is owing to the directors the amounts set forth below:

         Edward C. Kelly                    $60,000
         Leonard Klarich                     50,000
         Jurgen Wolf                         50,000
         Ian Lambert                         50,000
         Kurt Ziemer                         40,000; and

     WHEREAS in lieu of cash payments the directors have agreed to accept shares of common stock of the Company valued at $.50 per share, be it

     RESOLVED, that in payment of past due fees due the directors for their services, there shall be issued to the directors the number of shares set forth below.

         Edward C. Kelly                    120,000
         Leonard Klarich                    100,000
         Jurgen Wolf                        100,000
         Ian Lambert                        100,000
         Kurt Ziemer                         80,000

     In connection with the deliberation relating to the issuance of shares in lieu of cash, each director abstained in consenting to the issuance of shares of common stock to himself.

     WHEREAS the Company wishes engage Louis Kelly as Director of Operations for the Company, and

     WHEREAS Louis Kelly has agreed to assume the responsibilities attendant thereto with the added inducement of receiving shares of the Company's common stock, be it

     RESOLVED, that in connection with Louis Kelly becoming an employee of the Company, there shall be issued to Mr. Kelly 200,000 shares of the Company's common stock.

     WHEREAS the Company has acknowledged that acting as a consultant, L. Eric Whetstone has provided valuable business consulting services to the Company for the past 22 months, and

     WHEREAS in lieu of receiving cash in payment of his services, Mr. Whetstone has agreed to accept 550,000 shares of the Company's common stock valued at $.40 per share, be it

     RESOLVED, that 550,000 shares of the Company's common stock be issued to L. Eric Whetstone for consulting services rendered; and be it

     FURTHER RESOLVED, that all the shares of common stock authorized for issuance above shall be registered on Form S-8 to be filed with the Securities and Exchange Commission; and

     FURTHER RESOLVED, that the officers of the Company be and they hereby are authorized to execute all documents necessary to carry out the foregoing resolutions into effect and to perform any other act as may be necessary from time to time to carry out the purpose and intent of the above resolutions.